As filed with the Securities and Exchange Commission on December 20, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________________________

CALLON PETROLEUM COMPANY
(Exact name of registrant as specified in its charter)
__________________________

Delaware	64-0844345
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2000 W. Sam Houston Parkway S., Suite 2000 Houston, Texas	77042
(Address of principal executive offices)	(Zip code)
__________________________

2017 INCENTIVE PLAN OF CARRIZO OIL & GAS, INC.
(Full title of the plan)
__________________________

Michol L. Ecklund
Senior Vice President, General Counsel and Corporate Secretary
2000 W. Sam Houston Parkway S., Suite 2000
Houston, Texas 77042
(Name and address of agent for service)

(281) 589-5200
(Telephone number, including area code, of agent for service)
__________________________

With a copy to:

Sean T. Wheeler, P.C.
Lanchi D. Huynh
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
(713) 836-3600
__________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
__________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	81,634	$4.38	$357,556.92	$46.42

(1)
This Registration Statement on Form S-8 (the “Registration Statement”) covers shares of common stock, par value $0.01 per share (“Common Stock”), of Callon Petroleum Company (“Callon”) issuable pursuant to restricted stock units granted under the 2017 Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated effective as of May 16, 2019 (the “Plan”), which were assumed by Callon on December 20, 2019 and converted into restricted stock units with the right to receive, upon vesting, shares of Common Stock, in connection with the merger pursuant to the Agreement and Plan of Merger, dated as of July 14, 2019, as amended, by and between Callon and Carrizo Oil & Gas, Inc. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low sales price reported for a share of Common Stock on the New York Stock Exchange on December 13, 2019.

EXPLANATORY NOTE

On December 20, 2019 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of July 14, 2019 (as amended, the “Merger Agreement”), by and between Callon Petroleum Company, a Delaware corporation (“Callon,” the “Company” or the “Registrant”), and Carrizo Oil & Gas, Inc., a Texas corporation (“Carrizo”), Carrizo merged with and into the Company, with the Company as the surviving corporation (the “Merger”).

As of the Effective Time, pursuant to the terms of the Merger Agreement, Callon assumed the 2017 Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated effective as of May 16, 2019 (the “Plan”), and certain outstanding restricted stock units issued thereunder were assumed by Callon and converted into restricted stock units with the right to receive, upon vesting, an aggregate of 81,634 shares of common stock, par value $0.01 per share (“Common Stock”), of Callon, which shares are being registered on this Registration Statement on Form S-8 (this “Registration Statement”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of this Registration Statement as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, filed with the Commission by the Company (File No. 001-14039), are incorporated by reference into this Registration Statement, in each case excluding any information “furnished” but not “filed,” unless the Company specifically provides that such “furnished” information is to be incorporated by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 27, 2019;

(b)
The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the Commission on May 7, 2019, August 7, 2019 and November 5, 2019, respectively;

(c)
The Company’s Current Reports on Form 8-K filed with the Commission on November 14, 2018, January 4, 2019, March 8, 2019, March 15, 2019, April 5, 2019, May 9, 2019, June 13, 2019, June 18, 2019, July 15, 2019, July 19, 2019, November 5, 2019, November 14, 2019, November 18, 2019, December 16, 2019 and December 20, 2019; and

(d)
The description of Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on November 17, 1995 (P), and any amendment or report filed for the purpose of updating such description.

Each document filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Callon is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and or purchase indemnity insurance on behalf of its directors and officers.

Article Eight of Callon’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Article VIII of Callon’s Amended and Restated Bylaws (the “Bylaws”) provide, in general, that Callon may indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) to the full extent of Delaware law.

Article IX of the Bylaws provides that Callon shall indemnify, to the full extent that Callon shall have power under applicable law to do so and in a manner permitted by such law, any of its officers or directors (including those persons serving as an officer or director of another entity at Callon’s request) who is party to a suit or other proceeding by reason of his or her position as an officer or director against all, judgements, fines, expenses and amounts paid in settlement actually and reasonably incurred by him or her in connection with such suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Callon may only indemnify an officer or director who brought the suit or proceeding if its board of directors had previously authorized such suit or proceeding. The rights to indemnification provided by its Bylaws include the right to advancement of expenses, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, to the extent such person undertakes to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expense.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Callon maintains liability insurance policies that indemnify its directors and officers and those of Callon’s subsidiaries against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act that may be incurred by them in their capacity as such.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Callon has entered into separate indemnification agreements with its directors and executive officers, and intend to enter into indemnification agreements with any new directors and executive officers in the future to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Certificate of Incorporation and Bylaws and to provide additional procedural protections.

In addition, pursuant to the Plan, certain directors and officers administering the Plan shall not be liable for anything done or omitted to be done by him or her in connection with the performance of duties under the Plan, except for his or her own willful misconduct or as expressly provided by statute.

The foregoing is only a general summary of certain aspects of Delaware law and the Certificate of Incorporation, Bylaws, indemnification agreements and the Plan dealing with indemnification of directors and officers and does not purport to be complete and is qualified in its entirety by the full text of each of the foregoing.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated by reference herein.

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1
Certificate of Incorporation of Callon Petroleum Company, as amended through May 12, 2016 (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, File No. 001-14039)

4.2
Certificate of Amendment to the Certificate of Incorporation of Callon Petroleum Company, effective December 20, 2019 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed December 20, 2019, File No. 001-14039)

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K, filed on February 27, 2019, File No. 001-14039)
4.4	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K, filed on February 28, 2018, File No. 001-14039)
4.5
2017 Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated effective as of May 16, 2019 (incorporated herein by reference to Exhibit 10.1 of Carrizo Oil & Gas, Inc.’s Current Report on Form 8-K filed on May 16, 2019, File No. 000-29187-87)

5.1*	Opinion of Kirkland & Ellis LLP
23.1*	Consent of Grant Thornton LLP
23.2*	Consent of KPMG LLP
23.3*	Consent of Ernst & Young LLP
23.4*	Consent of KPMG LLP
23.5*	Consent of DeGoyler and MacNaughton, Inc.
23.6*	Consent of Ryder Scott Company, L.P.
23.7*	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature pages of this Registration Statement)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 20th day of December, 2019

CALLON PETROLEUM COMPANY

By:	/s/ Joseph C. Gatto, Jr.
Name:	Joseph C. Gatto, Jr.
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Joseph C. Gatto, Jr., James P. Ulm II and Michol L. Ecklund, and each of them severally, each of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-¬effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in- fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on December 20, 2019.

Signature	Title

/s/ Joseph C. Gatto, Jr.	Director, President, and Chief Executive Officer
Joseph C. Gatto, Jr.	(Principal Executive Officer)

/s/ James P. Ulm II	Senior Vice President and Chief Financial Officer
James P. Ulm II	(Principal Financial Officer)

/s/ Gregory F. Conaway	Vice President and Chief Accounting Officer
Gregory F. Conaway	(Principal Accounting Officer)

/s/ L. Richard Flury	Chairman of the Board
L. Richard Flury

/s/ Mathew R. Bob	Director
Mathew R. Bob

/s/ Barbara J. Faulkenberry	Director
Barbara J. Faulkenberry

/s/ Michael L. Finch	Director
Michael L. Finch

/s/ S.P. Johnson IV	Director
S.P. Johnson IV

/s/ Larry D. McVay	Director
Larry D. McVay

/s/ Anthony J. Nocchiero	Director
Anthony J. Nocchiero

/s/ Frances Aldrich Sevilla-Sacasa	Director
Frances Aldrich Sevilla-Sacasa

/s/ James M. Trimble	Director
James M. Trimble

/s/ Steven A. Webster	Director
Steven A. Webster